EXHIBIT 99.1

December 17, 2014                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2014 OPERATING DATA
ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for November 2014. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $268.2 million in November 2014 increased 5.9 percent over last November but declined 6.7 percent compared to October 2014. The decline in commissions during the month was primarily due to four fewer business days and lower market volatility relative to the preceding month.

Client assets under administration grew to $485.7 billion, a 10.2 percent increase over last year’s November and a 1.1 percent increase over the preceding month, as the S&P 500 increased 2.5 percent during the month. Similarly, financial assets under management increased to $67.0 billion, up 13.2 percent and 1.5 percent compared to last year’s November and the preceding month, respectively.

“The Capital Markets segment experienced a decline in both institutional equity and fixed income commissions, lower investment banking revenues, and a drop in trading profits compared to the preceding month,” said CEO Paul Reilly. “Meanwhile, Capital Markets activity has remained reasonably strong through the first half of December, although we expect a seasonal slowdown during the year-end holidays.”

Total net loans at Raymond James Bank of $11.3 billion grew 24.2 percent over last year’s November and were essentially flat compared to the preceding month. Loan loss provisions are expected to increase over the preceding quarter, predominately due to loan growth.

“Based on an in-depth review of the Bank’s petroleum related energy borrowers, the recent drop in oil prices is not currently expected to have a material adverse effect on the credit quality of this sector within the Bank’s loan portfolio. A further sustained drop in oil prices could result in an increase in the provision for loan losses, although the Bank has a well-diversified loan portfolio with limited exposure to energy, particularly within the sub-sectors directly impacted by changes in commodity prices.

“Despite the challenging month for the Capital Markets segment in November, which was largely market-driven, our continued momentum in retaining and recruiting high-quality financial advisors should bode well for all of our businesses going forward,” explained Reilly.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (“RJF” or the “Company”) is a leading diversified financial services company headquartered in St. Petersburg, Florida providing private client, capital markets, asset management, banking and other services to individuals, corporations and municipalities predominantly in the United States and Canada.  Its principal wholly owned subsidiaries include Raymond James & Associates, Inc., Raymond James Financial Services, Inc., Raymond James Financial Services Advisors, Inc., Raymond James Ltd., Eagle Asset Management, Inc., and Raymond James Bank, N.A.  The Company has more than 6,200 financial advisors serving in excess of 2.5 million client accounts in more than 2,500 locations. Total client assets are approximately $486 billion. Established in 1962 and public since 1983, the Company has been listed on the New York Stock Exchange since 1986 under the symbol “RJF”. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K, which is available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc.
Operating Data

	November 2014	October 2014	November 2013
	(19 business days)	(23 business days)	(20 business days)

Total securities commissions and fees (in mil.) (1)	$268.2	$287.4	$253.2

Client assets under administration (in bil.)	$485.7	$480.3	$440.9

Private client group assets under administration (in bil.)	$461.4	$455.9	$417.5

Financial assets under management (in bil.) (2)	$67.0	$66.0	$59.2

Raymond James Bank total loans, net (in bil.)	$11.3	$11.3	$9.1

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.